UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 14, 2023

Oncocyte Corporation

(Exact name of registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 Cushing

Irvine, California 92618

(Address of principal executive offices)

(949) 409-7600

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	OCX	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 8, 2023, Oncocyte Corporation (the “Company”) and Induce Biologics USA, Inc. (“Subtenant”) entered into a Sublease Agreement (the “Sublease Agreement”), which subsequently became effective as of September 14, 2023, upon the execution and delivery by the Company, Subtenant, and Cushing Ventures, LLC (“Landlord”), of that certain Landlord’s Consent to Sublease dated September 12, 2023 (the “Consent Agreement”), under which Landlord consented to the Sublease Agreement, on the terms and subject to the conditions set forth therein. The Sublease Agreement is subject and subordinate to that certain Office Lease Agreement, dated as of December 23, 2019 (as amended, the “Lease Agreement”) between the Company and Landlord, under which the Company currently leases the premises located at 15 Cushing, Irvine, California 92618 (the “Leased Premises”).

Under the Sublease Agreement, the Company agreed to initially sublet to Subtenant a portion of the Leased Premises consisting of approximately 13,400 square feet of rentable space for a term (the “Initial Period”) commencing on the date that is 120 days after the effective date of the Consent Agreement (the “Commencement Date”) and ending on the date that is 18 months following the Commencement Date or such earlier date as Subtenant may elect upon the exercise of its one-time option to accelerate such date upon 90 days prior written notice to the Company (the date on which the Initial Period ends, the “Expansion Date”). On the Expansion Date, the portion of the Leased Premises that is subleased to Subtenant under the Sublease Agreement will automatically increase to include the remaining portion of the Leased Premises, which consists of approximately 13,400 square feet of additional rentable space for a term (the “Expansion Period”) beginning on the Expansion Date through the expiration of the Lease Agreement on October 31, 2027, unless earlier terminated.

The Sublease Agreement provides that, from and after the Commencement Date, Subtenant will pay to the Company monthly base rent in the following amounts: (i) $36,850.00 for rental periods beginning on the Commencement Date and ending on or before December 31, 2024 (subject to adjustment in the event that Subtenant exercises its option to accelerate the Expansion Date, such that the Expansion Period begins prior to December 31, 2024); (ii) $37,955.50 for rental periods beginning on or after January 1, 2025 and ending on or before June 20, 2025 (subject to adjustment in the event that Subtenant exercises its option to accelerate the Expansion Date, such that the Expansion Period begins prior to June 20, 2025); (iii) $75,844.00 for rental periods beginning on or after July 1, 2025 and ending on or before December 31, 2025; (iv) $78,188.33 for rental periods beginning on or after January 1, 2026 and ending on or before December 31, 2026; and (v) $80,533.98 for rental periods beginning on or after January 1, 2027 and ending on or before October 31, 2027.

Following the Commencement Date, Subtenant will be responsible for the payment of Additional Rent, including Expenses and Taxes (as each such term is defined in the Lease Agreement), provided that, with respect to the Initial Period, Subtenant will be responsible for only 50% of the Expenses and Taxes due. In addition, Subtenant will pay the Company a security deposit in the amount of $101,987.38 in connection with the transactions contemplated by the Sublease Agreement.

The Sublease Agreement contains customary provisions with respect to, among other things, Subtenant’s obligation to comply with the Lease Agreement and applicable laws, the payment of utilities and similar services utilized by Subtenant with respect its use of the Premises, the indemnification of the Company by Subtenant, and the right of the Company to terminate the Sublease Agreement in its entirety and retake the Premises if Subtenant fails to remedy certain defaults of its obligations under the Sublease Agreement within specified time periods.

The description of the terms and conditions of the Sublease Agreement set forth herein is not complete and is qualified in its entirety by reference to the full text of the Sublease Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2023.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: September 20, 2023	By:	/s/ Joshua Riggs
Joshua Riggs
President and Chief Executive Officer